Exhibit 99.1

For Further Information Contact:
David Renauld
Vice President, Corporate Affairs
(413) 584-1425

FOR IMMEDIATE RELEASE

BRIAN SEREDA APPOINTED ACTING CHIEF FINANCIAL OFFICER OF
TERABEAM AND PROXIM WIRELESS

San Jose, CA, June 21, 2006 - Terabeam, Inc. (NASDAQ:TRBM), a leading developer and supplier of broadband wireless solutions, today announced that Brian Sereda, Vice President of Finance and Controller, has been appointed to serve as Acting Chief Financial Officer and Acting Treasurer for Terabeam, Inc. and its wholly owned subsidiary Proxim Wireless Corporation.

This appointment is a result of the medical condition of Patrick Milton, Chief Financial Officer and Treasurer, and his transition to disability leave.

Brian has over 20 years of finance and accounting experience in high growth technology companies. He was most recently Vice President of Finance, Corporate Controller for Portal Software, a leading worldwide provider of billing and revenue management solutions for the global communications and media markets. Prior to Portal, Brian held senior finance roles at Credence Systems Corp., a leading semiconductor test equipment manufacturer, and Handspring Inc., a former leader in handheld computing that was acquired by Palm Inc.

Robert Fitzgerald, Terabeam’s CEO, stated “We deeply regret the circumstances underlying this appointment and wish Pat all the best for a speedy recovery. However, our Board of Directors and the management team are pleased to have someone with Brian’s experience and capabilities who can continue the strong financial leadership at our company.”

About Terabeam and Proxim Wireless
Terabeam, Inc. has two primary subsidiaries Proxim Wireless Corporation and Ricochet Networks, Inc. Proxim Wireless is a global pioneer in developing and supplying scalable broadband wireless networking systems for enterprises, governments, and service providers. From Wi-Fi to wireless Gigabit Ethernet - its WLAN, mesh, point-to-multipoint, and point-to-point products are available through its extensive global channel network, backed by world-class support. Proxim is a Principal Member of the WiMAX Forum and is ISO-9001 certified. Ricochet Networks, Inc. is a leading portable Wireless Internet Service Provider (WISP) with operational markets in Denver, Colorado and San Diego, California. Additional information about Terabeam can be found at its website located at http://www.terabeam.com or by contacting the company by telephone at 413-584-1425 or by email at IR@terabeam.com. Information about Proxim and its products and support can be found at http://www.proxim.com

Safe Harbor Statement
Statements in this press release that are not statements of historical facts are forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from the results anticipated in these forward-looking statements. The forward-looking statements involve risks and uncertainties that could contribute to such differences including those relating to and arising from the uncertainty as to when and whether Mr. Milton will resume his roles as chief financial officer and treasurer and future decisions our Board of Directors may make concerning the permanent staffing of financial positions at our company. Further information on these and other factors that could affect our actual results is and will be included in filings made by Terabeam from time to time with the Securities and Exchange Commission and in our other public statements.